                                                                     EXHIBIT 4.2

BLACKWATER VALLEY CORPORATE BUSINESS CENTRE       PO Box 39 5th Floor Abbey House      Telephone:   01252 382235
                                                  282 Famborough Road                  Switchboard: 01262 362200
                                                  Famborough Hanis                     Facsimile:   01252 362220
                                                  GU14 7YU

Your ref:
Our ref:  RJC.KEK.Krug

A Firth Esq
Group Financial Director
Bradley International Holdings Limited
PO Box 20                                                  [NatWest Logo]
Beldray Road
BILSTON
West Midlands  WV14 7NF


18 November 1999


Dear Sirs

FACILITY LETTER FROM NATIONAL WESTMINSTER BANK PLC TO
KRUG INTERNATIONAL (UK) LIMITED AND BELDRAY LIMITED

We write with reference to the facility letter dated 8 December 1994 from us to you and accepted by you on 7 March 1995 in respect of a facility of L1,500,000 for the purpose of refinancing the cost of purchase of land and the development of the factory premises at Etruria Way, Mount Pleasant, Bilston, West Midlands (the agreement between us constituted by your acceptance, the "Facility Agreement").

Following the repayment of the loan borrowing in the name of Bradley International Holdings Limited and the Group overdraft facility, we have reviewed the covenants under which the Beldray Limited Medium Term Loan is made available and this letter replaces the Supplemental Agreement dated 1 October 1997.

We therefore propose that the Facility Agreement shall be varied by the terms of this letter. (The agreement constituted by your acceptance of this letter, the "Supplemental Agreement").

With effect from the date of your acceptance of this Supplemental Agreement;

(i) the existing clauses 17a and b (the "Old Clauses") in the Facility Agreement shall be deleted and the following Clause shall be substituted:

         "17      You agree to the following:-

                  (a) You will not allow TANGIBLE NET WORTH to be less than L2,500,000.

                  (b) You will not allow TOTAL BORROWING to be more than 175% of TANGIBLE NET WORTH.

                  (c) You will not allow CASH GENERATED during each period specified in Column A below to be less than the percentage of DEBT SERVICE COSTS specified in Column B below:

                       Column A                                Column B
                       --------                                --------
                                                               (Minimum Level)
                       1 April 1999 to 31 March 2000           100%
                       and for each successive period
                       of 12 months thereafter                 110%

                  (d) You will not allow PBIT during each period specified in Column A below to be less than the percentage of INTEREST PAID specified in Column B below:

                       Column A                               Column B
                       --------                               --------
                                                              (Minimum Level)

                       Financial year to 31 March 2000
                       and for each successive period of
                       12 months thereafter                   325%

                  (e) Each of you will not and each of you will procure that no other member of the Group will, without our prior written consent, (such consent not to be unreasonably withheld) either create, extend, or increase any security interest on the whole or any part of your or the Group's undertaking, property or assets (including uncalled capital) whether present or future except for security interests arising in the ordinary course of trading. Security interest includes (without limitation) liens, pledges, charges, mortgages or other encumbrances.

                  (f) You will provide us with such financial and other information relating to you or to the Group as we may reasonably require including (without limitation) copies of:


                       (i) the consolidated audited accounts of the Group not later than 120 days after the end of the financial year to which they relate;

                       (ii) management information not later than 21 days after the end of the quarter to which it relates (to include profit and loss and balance sheet information on a consolidated basis and for individual members of the Group) together with calculations in respect of financial covenants (where appropriate);

                       (iii) published quarterly and annual accounts relating
                             to Krug International Corp. not later than 60 and 90 days respectively after the end of the quarter or financial year to which they relate;

                       (iv) management accounts in respect of you and your Subsidiary Undertakings not later than 21 days after the end of each month (to include profit and loss and balance sheet information for individual operating companies with supporting management commentary and updated capital expenditure budges as appropriate); and

                       (v)   annual budgets and projections for the
                             forthcoming 12 months (to include profit and loss, balance sheet and cash flow forecasts) within 28 days of the end of the financial year, for individual members of the Group and on a consolidated basis.

                  In order to verify whether you are complying with these covenants, we will refer to the consolidated, audited, interim or management accounts of Krug International (UK) Limited as we think appropriate. The financial covenant set out in paragraph (c) shall be tested annually, that set out in paragraph (d) shall be tested against interim and annual accounts, and those set out in paragraphs (a) and (b) shall be tested on an ongoing basis".

(ii)         the existing clause 17c shall be renumbered 17g.

The explanation of the words and phrases used in the new clauses 17a - 17f ("the New Clauses") shall be as set out in the Appendix to this letter (and not, for the avoidance of doubt as defined or explained in the Facility Agreement prior to amendment by this Supplemental Agreement.) To the extent that any defined terms in the Facility Agreement (prior to amendment by this Supplemental Agreement) are used only in the Old Clauses, such terms shall be treated as deleted.

Further, with effect from the date of your acceptance of this Supplemental Agreement, all references in the Facility Agreement to "this letter" and like expressions shall be construed as including the Facility Agreement as amended by this Supplemental Agreement and the Facility Agreement and the Supplemental Agreement are to be read together and construed accordingly.

We agree that except where amended by the Supplemental Agreement, the terms, rights and obligations of the Facility Agreement shall remain in full force and effect.

This Supplemental Agreement shall be governed by and construed in accordance with English law and we agree to submit to the jurisdiction of the English courts.

We hereby accept the terms and conditions of this Supplemental Agreement.


Dated        18/11/99
      ---------------------------------------------


 /s/ Rob Cook
---------------------------------------------------
For and on behalf of NATIONAL WESTMINSTER BANK PLC

FORM OF ACCEPTANCE
------------------


We hereby accept the terms and conditions of this Supplemental Agreement


Dated           21/1/2000
      ----------------------------------------------



  /s/ ROBERT M. THORNTON, JR.
----------------------------------------------------
For and on behalf of KRUG INTERNATIONAL (UK) LIMITED

FORM OF ACCEPTANCE
------------------


We hereby accept the terms and conditions of this Supplemental Agreement


Dated        1/2/2000
     -------------------------------


  /s/ PAUL JONES
------------------------------------
For and on behalf of BELDRAY LIMITED

                                    APPENDIX

"BORROWINGS" means at any time the aggregate (without double counting) of the following:-

(i) the outstanding principal amount of any moneys borrowed by any member of the Group and any outstanding overdraft debit balance of any member of the Group, including for the avoidance of doubt, the outstanding principal amount of any hire purchase obligations;

(ii) the outstanding principal amount of any debenture, bond, note, loan stock or other security of any member of the Group;

(iii) the outstanding principal amount of the acceptance under any acceptance credit opened by a bank or other financial institution in favour of any member of the Group;

(iv) the outstanding principal amount of all moneys owing to a member of the Group in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(v) the outstanding principal amount of any indebtedness of any member of the Group arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of the asset;

(vi) the capitalised element of indebtedness of any member of the Group in respect of a finance lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(vii) the outstanding principal amount of any indebtedness of any person or a type referred to in sub-paragraphs (i)-(vi) above which is the subject of a guarantee, indemnity and/or other form of assurance against financial loss by any member of the Group.

"CAPITAL EXPENDITURE" means, in respect of any financial period, the aggregate expenditure of the Group on the purchase of fixed assets (as determined in accordance with generally accepted United Kingdom accounting principles (consistently applied)

"CASH GENERATED" means, in relation to the Group, the aggregate of:

(i)      PBIT; PLUS

(ii) the aggregate net value of non cash movements (including, but not limited to, depreciation expense, other provisions and write backs of a non-cash nature); PLUS

(iii)    the aggregate value of any decrease in net working assets; PLUS

(iv) the proceeds received by any member of the Group from the issue of new ordinary (or non-redeemable) equity capital;

LESS

(i)      tax paid; PLUS

(ii)     the aggregate value of any increase in net working assets; PLUS

(iii) an amount equal to the Capital Expenditure by the Group (but not including the capital amounts of such expenditure funded by hire purchase or finance leases) during such period less an amount equal to the net proceeds of disposal of fixed assets during such period; PLUS

(iv) investments, including acquisitions (and investments in/loans to Krug International Corp. other than of a non-cash nature); PLUS

(v) dividends paid on shares of Krug International (UK) Limited (other than redeemable shares) or in respect of any minority interests; PLUS

(vi)     any extraordinary items.

- NB Cash generated to exclude the dividend of (pound)2.5m paid by Krug International (UK) Ltd on 5 October 1999 which relates to the repatriation of funds from the sale of Sowester Ltd.

"DEBT SERVICE COSTS" (OR "BORROWING COSTS") means, in respect of any financial period:

(i) All interest, commission, periodic fees, and other financial charges payable by any member of the Group during such period in relation to Borrowings (including the interest element payable under hire purchase contracts and finance leases); PLUS

(ii) the aggregate amount of all dividend payments on ordinary and redeemable preference shares (and other redeemable shares) paid; PLUS

(iii) the aggregate amount of all repayments of Borrowings made by any member of the Group or due from any member of the Group (including redemption of any redeemable preference shares) during such period.

-    NB  Debt service costs are to exclude:

         1. All amounts relating to the medium term loan dated 2 October 1997 of (pound)2.55m to Bradley International Holdings Ltd. The loan being secured by cash on deposit in the name of Krug International (UK) Ltd until 20 September 1999 when the loan was repaid. The debt service costs of this loan in the year to March 2000 are (pound)290,772 made up of interest (pound)54,552 and capital repayments (pound)236,220.

         2. The dividend of (pound)2.5m paid by Krug International (UK) Ltd on 5 October 1999 which related to the repatriation of funds from the sale of Sowester Ltd.

"GROUP" means Krug International (UK) Limited, Beldray Limited and any other Subsidiary Undertakings from time to time of each of them taken as a whole (and, save where the context does not admit, any of them individually); (if there are no Subsidiary Undertakings for the time being, references to the Group shall be taken to be references to you and the word "consolidated" in relation to any accounts or other financial matters shall be ignored.)

"INTEREST PAID" means all interest, acceptance commission and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) including, for the avoidance of doubt, finance charges relating to finance leases and hire purchase obligations.

"PBIT" means, in respect of any period, the profits of the Group for that period before the deduction of Interest Paid and corporation tax on the income of the Group payable in respect of any financial year:

(i)      excluding extraordinary items under FRS 3;

(ii)     excluding interest of whatever nature received by the Group;

(iii) after deduction of any management charges levied by Krug International Corp. or its subsidiaries or affiliates;

-  NB   Interest paid will exclude all amounts relating to the medium term loan dated 2 October 1997 of (pound)2.55m to Bradley International Holdings Ltd. The loan being secured on deposit in the name of Krug International (UK) Ltd until 20 September 1999 when the loan was repaid. The interest charged on this loan in the year to March 2000 is (pound)54,552.

"SUBSIDIARY UNDERTAKING" means a subsidiary undertaking (as defined by S.258 of the Companies Act 1985).

"TANGIBLE NET WORTH" means at any time the aggregate of:-

(i) the amount paid up or credited as paid up on the issued share capital of Krug International (UK) Limited; and

(ii) the amount standing to the credit of the consolidated capital and revenue reserves of the Group;

based on the Balance Sheet but adjusted by:-

(1) adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet, to the extent not included in sub-paragraph (ii) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;

(2) deducting any amount standing to the debt of the profit and loss account for the Group the period ending on the date of the Balance Sheet;

(3) deducting any amount attributable to goodwill or any other intangible asset;

(4)      excluding any amount attributable to deferred taxation;

(5)      excluding any amount attributable to minority interests; and

(6) deducting amounts attributable to the investment in Krug International Corp. or owed to the Group by Krug International Corp. by way of inter company loan or other Borrowing instrument.